EXHIBIT 10.1

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is made and entered into by and between Sam Hinrichsen (“Hinrichsen”) and Lindsay Corporation, a Delaware corporation (the “Company”) to become effective on the Effective Date (as defined in Section 14), on the terms and subject to the conditions set forth herein.

RECITALS

WHEREAS, Hinrichsen currently serves as Senior Vice President and Chief Financial Officer of the Company, but has notified the Company of his intention to leave the Company for personal reasons, with his employment to terminate effective August 31, 2026;

WHEREAS, in order to assure access to Hinrichsen’s unique and valuable services and an effective leadership transition, the Company desires to retain Hinrichsen to provide transition services for a specified transition period on the terms and conditions set forth herein; and

WHEREAS, Hinrichsen agrees to provide transition services to the Company during the specified transition period on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises and covenants contained below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.
Separation Date. Hinrichsen’s employment with the Company will terminate on August 31, 2026 (the “Separation Date”).
2.
Final Compensation. Subject to Section 14, through the Separation Date, Hinrichsen will continue to (i) receive his base salary as in effect on the date of this Agreement, subject to the Company’s payroll cycle, less applicable withholdings; and (ii) be eligible to participate in all health and welfare benefit plans in which he is enrolled as of the date of this Agreement. Except as otherwise specifically provided in this Agreement, including in Section 4(e) below regarding Hinrichsen’s annual bonus and equity awards, all other compensation and benefits shall terminate as of the Separation Date. Hinrichsen’s final employee compensation will be calculated and paid in accordance with the Company’s regular payroll practices and policies, less applicable withholdings, and Hinrichsen’s final paycheck will include a payout of all accrued, unused vacation pay owed, if any (collectively, the “Final Compensation”).
3.
Benefits. Notwithstanding Section 2 above, nothing in this Agreement shall be deemed to limit or affect, or in any way diminish or prevent Hinrichsen from receiving, the benefits he has or is entitled to under any pension or retirement plan created or maintained by the Company of which he is qualified to be a participant (the “Benefits”). All such Benefits shall be determined by the terms of the applicable plan. Without limiting the generality of the foregoing, Hinrichsen is entitled to the following:
a.
401(k) Plan. Hinrichsen is an active participant in the Company’s 401(k) Plan and Hinrichsen’s vested benefits in such Plan may be left in the Plan, rolled over or paid pursuant to the 401(k) Plan provisions and applicable law.
b.
Nonqualified Deferred Compensation Plan. Hinrichsen is an active participant in the Company’s Nonqualified Deferred Compensation Plan and Hinrichsen’s vested interest in the amounts credited to his account under such Plan shall be distributed pursuant to the terms of such Plan. During the Transition Period (defined in Section 4 below), Hinrichsen shall not be eligible to contribute to the Company’s Nonqualified Deferred Compensation Plan.
c.
Group Life Insurance. Hinrichsen’s life insurance coverage under the Company’s group plan will terminate on the Separation Date. Hinrichsen may contact the Company’s life insurance representative to discuss converting this policy to an individual policy.
d.
Long-Term Incentive Plans. Hinrichsen has participated in the Company’s Long-Term Incentive Plans (the “Long-Term Incentive Plans”). All performance stock units, restricted stock units and stock options awarded to Hinrichsen under the Long-Term Incentive Plans (“Hinrichsen LTI Awards”) shall be administered in accordance with the Long-Term Incentive Plans and the award agreements for the Hinrichsen LTI Awards and will be forfeited by Hinrichsen as of the Separation Date.
e.
Health Insurance Plans and COBRA. Hinrichsen’s coverage under the Company’s health insurance plans as an active employee will terminate on the Separation Date. Thereafter, Hinrichsen is eligible to elect to continue group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and otherwise to the extent provided by law, subject to COBRA rules and provisions. If Hinrichsen timely elects to continue insurance coverage to the extent allowed by COBRA, the Company shall pay Hinrichsen’s full COBRA premium to maintain group health insurance for the four (4) month period immediately following the Separation Date, through the end of the Transition Period (the “COBRA Assistance Period”). Following expiration of the COBRA Assistance Period, Hinrichsen may be eligible to continue group health insurance coverage to the extent provided by COBRA and Hinrichsen shall be responsible for paying the Company’s COBRA administrator 100% of the applicable COBRA premium (plus any applicable administrative fee) for the duration of any continued period of COBRA coverage. Hinrichsen shall immediately notify the Company if he obtains other group health insurance coverage.
4.
Transition Services. Beginning on September 1, 2026 and continuing thereafter until December 31, 2026 (the “Transition Period”), Hinrichsen shall provide transition services to the Company as reasonably requested by the Company’s Chief Executive Officer (the “Transition Services”). It is intended that such Transition Services will consist of providing transition services with respect to the successor Chief Financial Officer, providing coaching services to the Company’s senior management team and providing other general advice reasonably requested by, and pursuant to, the Company’s Chief Executive Officer’s direction. Hinrichsen shall use his good faith efforts to perform such services in a customary and professional manner.
a.
Availability. Hinrichsen agrees to be available to provide up to forty (40) hours per month on average of Transition Services during the Transition Period.
b.
Cash Compensation. As partial consideration for the Transition Services described above and Hinrichsen’s covenants in Sections 4(c), 8, 10 and 11 below, Company agrees to pay Hinrichsen the gross amount of $100,000, payable in a single lump sum as soon as administratively practicable following the end of the Transition Period on December 31, 2026, but in no event later than thirty (30) days thereafter (the “Transition Payment”).
c.
Post-Termination Covenants. Hinrichsen acknowledges and agrees that he will continue to be bound by the post-termination covenants in his Proprietary Matters Agreement, dated

October 7, 2025, between Hinrichsen and the Company (the “PMA”), including, without limitation, the confidentiality, non-solicitation and related covenants set forth therein. In addition, during the Transition Period, Hinrichsen shall not be employed or engaged by, or serve as a director or advisor of, any person or entity that (i) directly competes with the Company’s irrigation or infrastructure businesses, or (ii) would otherwise cause interference with Hinrichsen’s obligations under this Agreement.
d.
Transition Expenses. During the Transition Period, Hinrichsen will be reimbursed for all reasonable business expenses that Hinrichsen incurs at the request of the Company in performing the Transition Services for the Company, in accordance with applicable policies and procedures of the Company; provided, however, that such expenses are pre-approved by the Chief Executive Officer of the Company and properly submitted and substantiated as requested by the Company.
e.
Bonus and Equity Awards. As additional consideration for the Transition Services described above and Hinrichsen’s covenants in Sections 4(c), 8, 10 and 11 of this Agreement, provided that Hinrichsen continues to provide Transition Services through November 1, 2026 (except as otherwise provided below or in Section 12): (i) Hinrichsen shall receive his annual bonus under the Company’s Management Incentive Plan (the “Plan”) for the 2026 Plan Year (as defined in the Plan), payable at the time annual bonuses for the 2026 Plan Year are paid to other Company executives generally, in accordance with the terms of the Plan (with his bonus being calculated based on financial performance used for other executive payouts under the Plan and his individual objective score at 100%); and (ii) Company agrees to pay Hinrichsen the gross amount of $110,000, payable in a single lump sum as soon as administratively practicable following the Effective Date, but in no event later than thirty (30) days thereafter (with such amount approximating the value Hinrichsen would have received under his outstanding Hinrichsen LTI Awards had he remained an employee of the Company as of the November 1, 2026 vesting date).
f.
Waiver of Bonus Repayment. The Company agrees to waive any rights it may have to repayment of Hinrichsen’s cash signing bonus.
5.
Independent Contractor Status. During the Transition Period, Hinrichsen will be performing the Transition Services as an independent contractor and shall not be treated as an employee of the Company. Unless otherwise specified in this Agreement or the terms of the Company’s benefit plans, Hinrichsen, as an independent contractor, and except as expressly provided in this Agreement, shall not be eligible for the Company’s employee benefit plans. Hinrichsen will be responsible for the payment of all federal and state taxes, insurance, and non-reimbursed expenses attributable to his performance of the Transition Services. During the Transition Period, Hinrichsen shall not have the power or authority to contract in the name of the Company or bind the Company in any manner. The Company shall indemnify and hold Hinrichsen harmless from and against any and all liability, actions, claims, demands, suits, costs, and expenses, including reasonable attorney fees and costs of litigation and/or settlement, asserted against or imposed upon Hinrichsen and arising, directly or indirectly, from any acts of Hinrichsen during the Transition Period. The foregoing sentence shall not apply to any acts of Hinrichsen during the Transition Period which exceed and violate the limitations on his power and authority set forth in this Section 5.
6.
Release. Except as otherwise expressly provided in this Agreement, on the Effective Date, Hinrichsen voluntarily and forever releases the Company, its subsidiaries and affiliates, and their respective current and former shareholders, directors, officers, members, managers, employees, attorneys, representatives and/or agents (collectively, the “Released Parties”), collectively and individually, from any and all claims, damages (including reasonable attorney fees), demands, actions, or causes of action of any kind or nature, whether under contract or tort, whether known or unknown (collectively the “Claims”), that Hinrichsen, his heirs, executors, administrators, successors, and assigns has, or may have, up to and including the Effective Date, arising out of Hinrichsen’s employment with the Company and/or the termination of Hinrichsen’s employment with the Company, including, without limitation, any Claims under any agreement between the parties, any Claim under any arrangement, policy or plan of the Company (except for claims Hinrichsen may have under this Agreement), or any Claims under any federal, state or local statutory or common laws, including, without limitation, the Age Discrimination in Employment Act, Older Workers Benefit Protection Act, National Labor Relations Act, Title VII of the Civil Rights Act, Americans with Disabilities Act, Fair Labor Standards Act, Family and Medical Leave Act, Employee Retirement Income Security Act, Nebraska Age Discrimination in Employment Act, Nebraska Wage Payment and Collection Act, Nebraska Fair Employment Practices Act, and any applicable state wage payment laws, all as amended. Hinrichsen hereby acknowledges and agrees that Hinrichsen is knowingly and voluntarily releasing and waiving all such Claims that Hinrichsen has or may have against the Released Parties. Hinrichsen further promises and covenants not to sue any of the Released Parties on the basis of any of the Claims released by Hinrichsen as provided in this Section 6.

This Release shall not preclude: (a) an action to enforce the specific terms of this Agreement; (b) any claims based on acts or events after this Agreement has become effective; (c) any unemployment or workers compensation benefits to which Hinrichsen may be entitled; (d) any benefits that have become vested under the Employee Retirement Income Security Act of 1974; (e) Hinrichsen’s rights to indemnification by the Company or its affiliates; or (f) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, or other similar federal, state, or local administrative agencies. Hinrichsen further understands and agrees that: (i) Hinrichsen is not prohibited from reporting information to, or participating in any investigation or proceeding conducted by, the Securities and Exchange Commission (“SEC”) or any other federal, state, or local governmental agency or entity and that Hinrichsen need not notify the Company in advance of any such reporting or participation; (ii) Hinrichsen is not precluded from providing truthful testimony in response to a valid subpoena, court order, or regulatory request; and (iii) nothing in this Agreement limits Hinrichsen’s right to receive an award or monetary recovery pursuant to the SEC’s whistleblower program.

7.
No Admission. Hinrichsen and the Company agree that this Agreement does not constitute an admission by Hinrichsen or the Released Parties of any violation of any federal, state or local laws, rules or regulations or of any liability under contract or tort theories. Hinrichsen and the Released Parties specifically disclaim any wrongdoing whatsoever against each other.
8.
Nondisparagement. During the Transition Period and thereafter, Hinrichsen agrees not to directly or indirectly make any disparaging, critical or otherwise detrimental comments to any person or entity concerning the Company, its subsidiaries, any member of the Board of Directors and/or senior management team, the products or services provided or to be provided by the Company or its subsidiaries, the business affairs or the financial condition of the Company or its subsidiaries, or the circumstances surrounding Hinrichsen’s employment with, or his separation from, the Company. During the Transition Period and thereafter, the Company agrees not to, and will direct its Board of Directors and senior management team not to, directly or indirectly make any disparaging, critical or otherwise detrimental comments to any person or entity concerning Hinrichsen, his employment with the Company, the conduct of Hinrichsen or any circumstances surrounding Hinrichsen’s employment with, or his separation from, the Company.

9.
Disclosure Obligations, Stock Ownership and Trading Restrictions. Hinrichsen hereby expressly consents to public disclosure of information regarding Hinrichsen as required by SEC regulations including, without limitation, disclosure regarding his separation and the terms of this Agreement. Effective as of the Separation Date, Hinrichsen shall cease to be subject to the Company’s stock ownership requirements and trading restrictions (other than such trading restrictions that apply to Company consultants or independent contractors or are imposed by applicable law).
10.
Cooperation. During the Transition Period and thereafter, Hinrichsen shall provide reasonable cooperation and assistance to the Company in any dispute, proceeding or investigation in which the Released Parties may be involved and which involves facts or events that existed or arose during Hinrichsen’s employment with the Company or which exist or arise during the Transition Period. The Company shall be responsible for any reasonable costs, expenses and attorney fees incurred by Hinrichsen as a result of such assistance. The Indemnification Agreement dated October 7, 2025 between the Company and Hinrichsen, as well as the Company’s Directors and Officers insurance coverage, shall continue to apply to any claims brought against Hinrichsen in his officer capacity with the Company in accordance with the relevant Company governance and insurance coverage plan documents. To the extent that the time commitment to provide such assistance exceeds the time commitment outlined in Section 4(a) for Transition Services for the Transition Period, and, in addition, for any time after the Transition Period ends, Hinrichsen will be paid on an hourly basis for such assistance in an amount to be negotiated by the parties at that time.
11.
Return of Property. Hinrichsen agrees to return within fourteen (14) days of the Separation Date or, to the extent that such property is reasonably required for his performance of the Transition Services, to return at the end of the Transition Period or upon demand by the Company, to the Company all Company property of every kind, including but not limited to, all computers, laptops, cell phones, manuals, books, keys, access cards, credit cards, calling cards, records, computer passwords, personnel lists, customer lists, and all other lists and other written or printed materials which contain any Confidential Information, as defined in the PMA, belonging to the Company, whether furnished by the Company or prepared by Hinrichsen or anyone else.
12.
Remedies. Hinrichsen acknowledges that, as of the Effective Date, he has not initiated any administrative or legal proceeding of any kind against the Released Parties, has not sold, assigned, transferred, conveyed, or otherwise previously disposed of any claim or demand relating to any matter covered by this Agreement or otherwise engaged in any conduct that would be considered a material breach of this Agreement. Hinrichsen acknowledges and agrees that a material breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to the Company for which there may not be an adequate remedy at law. As such, Hinrichsen acknowledges and agrees that, in the event of a material breach or threatened or intended material breach of this Agreement by Hinrichsen, in addition to all other legal and equitable remedies available to it, the Company shall be entitled to injunctive relief to enforce this Agreement. The Company acknowledges that, as of the Effective Date, it has not initiated any administrative or legal proceeding of any kind against Hinrichsen, has not sold, assigned, transferred, conveyed, or otherwise previously disposed of any claim or demand relating to any matter covered by this Agreement or otherwise engaged in any conduct that would be considered a material breach of this Agreement. The Company acknowledges and agrees that a material breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to Hinrichsen for which there may not be an adequate remedy at law. As such, the Company acknowledges and agrees that, in the event of a material breach or threatened or intended material breach of this Agreement by the Company, in addition to all other legal and equitable remedies available to it, Hinrichsen shall be entitled to injunctive relief to enforce this Agreement.

The Company shall also be entitled to terminate Hinrichsen’s Transition Services and the Transition Period for Cause (as defined below); provided that prior to such termination for Cause, the Company shall notify Hinrichsen in writing of its intent to terminate his Transition Services and the Transition Period for Cause, shall state the reason and give grounds therefor, and shall give Hinrichsen twenty (20) days after receipt of such notice to cure such material breach if it is capable of being cured. Upon the effective date of any such termination of Hinrichsen’s Transition Services and the Transition Period for Cause, (i) the Company shall have no further obligations to Hinrichsen under this Agreement, (ii) he shall not be eligible to receive the Transition Payment described in Section 4(b) above, (iii) he will not be eligible to receive the bonus or vest in any of the Hinrichsen LTI Awards described in Section 4(e) above, and (iv) the period for Hinrichsen to exercise any outstanding vested stock options will end ninety (90) days after the effective date of the termination of the Transition Services and Transition Period.

For purposes of this Section 12, the term “Cause” means (i) any conviction of Hinrichsen for a felony; (ii) any material breach by Hinrichsen of this Agreement or the willful failure of Hinrichsen to comply with any lawful directive of the Chief Executive Officer; or (iii) dishonesty or gross negligence by Hinrichsen in the performance of the Transition Services hereunder.

Hinrichsen shall be entitled to terminate this Agreement prior to December 31, 2026 and shall be entitled to receive the full benefit of all Final Compensation, Benefits, the Transition Payment, and the bonus and equity vesting described in Section 4(e) as outlined in this Agreement, as if the Agreement had not terminated early, in the event of any material breach by the Company, its Board of Directors, and/or senior management team, of the obligations to Hinrichsen set forth in this Agreement, including, but not limited to, Section 8 regarding non-disparagement of Hinrichsen; provided that prior to such a termination, Hinrichsen shall notify the Company in writing of his intent to terminate this Agreement, shall state the reason and give grounds therefor, and shall give the Company twenty (20) days after receipt of such notice to cure such breach if it is capable of being cured.

13.
Review Period. This Agreement affects the legal rights of the parties. The Company advises Hinrichsen to consult with an attorney prior to signing this Agreement. Hinrichsen confirms and acknowledges that he has read and understands this Agreement and that he has signed this Agreement freely and voluntarily with the intent to fully release the Released Parties from any and all Claims. Hinrichsen further acknowledges that he has been given up to twenty-one (21) days to consider signing this Agreement (the “Review Period”). Hinrichsen may sign this Agreement before the expiration of the Review Period by signing and delivering to the Company this Agreement and the “Waiver of the 21-Day Review Period” attached hereto as Exhibit “A” and incorporated herein by this reference.
14.
Effective Date and Revocation Period. This Agreement shall become effective and enforceable only if Hinrichsen separates from employment on August 31, 2026, and executes and delivers to the Company a release in the form of Exhibit “B” attached hereto (the “Release”) on or within twenty-one (21) days after August 31, 2026 and does not deliver a revocation within the Revocation Period (as defined below). This Agreement will not become effective if (i) Hinrichsen voluntarily terminates his employment with the Company before August 31, 2026, (ii) his employment with the Company is terminated before August 31, 2026 for “Cause,” as such term is defined in the Employment Agreement between the Company and Hinrichsen executed on October 7, 2025 (provided that prior to such termination for such Cause, the Company shall notify Hinrichsen in writing of its intent to terminate his employment for such Cause, shall state the reason and give grounds therefor, and shall give Hinrichsen twenty (20) days to cure such breach if it is capable of being cured), (iii) he fails to execute and deliver the Release to the Company on or before the date provided above, or (iv) he revokes the Release and this Agreement during the Revocation Period.

Hinrichsen may revoke the Release and this Agreement for a period of up to seven (7) days after he executes the Release, not including the day the Release is signed (the “Revocation Period”). To revoke the Release and this Agreement, Hinrichsen must give written notice to the Company stating that he wishes to revoke the Release and this Agreement. The written notice must be hand delivered or sent by a nationally recognized overnight courier service or mailed via first class mail, and received by Eric Arneson, General Counsel, no later than midnight on the last (seventh (7th)) day of the Revocation Period. If (i) Hinrichsen’s employment with the Company is not terminated before August 31, 2026, (ii) he timely delivers an executed Release, and (iii) he does not deliver a revocation during the Revocation Period, this Agreement shall become effective on the date following the expiration of the Revocation Period (the “Effective Date”).

15.
General.
a.
Governing Law and Venue. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Nebraska. Each party agrees that any action by either party to enforce the terms of this Agreement may be brought by the other party in an appropriate state or federal court in Nebraska and waives all objections based upon lack of jurisdiction or improper or inconvenient venue of any such court.
b.
Assignability. This Agreement and the rights, interests and obligations of the Company hereunder shall be assignable by the Company only in connection with a change of control of the Company. Otherwise, this Agreement is not assignable by the Company or Hinrichsen.
c.
Entire Agreement. This Agreement, including the initial paragraph, the recitals to this Agreement, the applicable portions of the Plan and other benefit and governance documents and policies referenced herein, and the Exhibits to this Agreement, each of which is incorporated herein and made part of this Agreement by this reference, constitutes the entire agreement and understanding of the parties relating to all of the subject matter herein, and supersedes all prior agreements, arrangements and understandings, written or oral between the parties concerning such subject matter; provided, however, (i) any obligations of the Company and Hinrichsen in the Employment Agreement, dated October 7, 2025, between the Company and Hinrichsen, which by their terms survive the termination of such Employment Agreement, shall remain in effect; (ii) any post-employment obligations of the Company and Hinrichsen in the PMA shall remain in effect; and (iii) any post-employment obligations of the Company in the Indemnification Agreement dated October 7, 2025 between the Company and Hinrichsen shall remain in effect. This Agreement may not be modified or supplemented except by a written instrument signed by each of the parties.
d.
Reformation. Hinrichsen and the Company intend and agree that if a court of competent jurisdiction determines that the scope of any provision of this Agreement is too broad to be enforced as written, the court should reform such provision(s) to such narrower scope as it determines to be enforceable.
e.
Severability. Hinrichsen and the Company further agree that if any provision of this Agreement is determined to be unenforceable for any reason, and such provision cannot be reformed by the court as anticipated above, such provision shall be deemed separate and severable, and the unenforceability of any such provision shall not invalidate or render unenforceable any of the remaining provisions hereof.

f.
Designation of Beneficiary. Hinrichsen may, by written instrument delivered to the Company, designate a beneficiary or beneficiaries to receive any payments to which he may be entitled under this Agreement or any Company benefit programs which become payable following his death, and at any time or from time to time may change such designated beneficiary by similar written instrument, and the Company shall be fully protected in making any such payments to such designated beneficiary. In the event of Hinrichsen’s death when no such beneficiary designation is in effect, the Company shall make payment of any amounts to which Hinrichsen was entitled following Hinrichsen’s death to his personal representative, heirs, devisees or legatees.
g.
Notices. Notices contemplated by this Agreement shall be in writing and shall be deemed given when delivered in person or sent by a nationally recognized overnight courier service or mailed by first class mail, postage prepaid and return receipt requested, or by registered mail, to the Company at 18135 Burke Street, Suite 100, Omaha, Nebraska, 68022, Attention: General Counsel, and to Sam Hinrichsen at 5N718 Nuthatch Court, St. Charles, Illinois 60175, or to such other address as either party so notifies the other in accordance with this Section 15(g).
h.
Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute one and the same document. Facsimile and electronic copies of signatures to this Agreement (including, without limitation, copies received in an attachment to electronic mail, including a PDF, and electronic signatures through a service, including Docusign) shall be deemed to be originals and may be relied upon with the same force and effect as originals.

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IN WITNESS WHEREOF, the parties hereto have executed this Transition Services Agreement on the date set forth below.

LINDSAY CORPORATION SAM HINRICHSEN

By: _/s/ Randy Wood_________________ /s/ Sam Hinrichsen

Name: _Randy Wood______________________

Its: _President and CEO____________________

Date: July 16, 2026 Date: July 16, 2026